Filed Pursuant to Rule 433

Registration No. 333-216046

FINAL TERM SHEET

Philip Morris International Inc.

Dated July 29, 2019

0.125% Notes due 2026 0.800% Notes due 2031 1.450% Notes due 2039

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	0.125% Notes due 2026 (the “2026 Notes”) 0.800% Notes due 2031 (the “2031 Notes”) 1.450% Notes due 2039 (the “2039 Notes”)

Aggregate Principal Amount:	2026 Notes: €500,000,000 2031 Notes: €750,000,000 2039 Notes: €750,000,000

Maturity Date:	2026 Notes: August 3, 2026 2031 Notes: August 1, 2031 2039 Notes: August 1, 2039

Coupon:	2026 Notes: 0.125% 2031 Notes: 0.800% 2039 Notes: 1.450%

Interest Payment Dates:	2026 Notes: Annually on August 3, commencing August 3, 2020 2031 Notes: Annually on August 1, commencing August 1, 2020 2039 Notes: Annually on August 1, commencing August 1, 2020

Record Date:	2026 Notes: July 19 2031 Notes: July 17 2039 Notes: July 17

Price to Public:	2026 Notes: 98.768% of principal amount 2031 Notes: 98.687% of principal amount 2039 Notes: 98.461% of principal amount

Underwriting Discount:	2026 Notes: 0.225% of principal amount 2031 Notes: 0.300% of principal amount 2039 Notes: 0.400% of principal amount

Net Proceeds:	2026 Notes: €492,715,000 (before expenses) 2031 Notes: €737,902,500 (before expenses) 2039 Notes: €735,457,500 (before expenses)

Benchmark Security:	2026 Notes: 0.000% August 15, 2026 2031 Notes: 0.250% February 15, 2029 2039 Notes: 4.250% July 4, 2039

Benchmark Security/Yield:	2026 Notes: -0.618% 2031 Notes: -0.431% 2039 Notes: -0.032%

Spread to Benchmark Security:	2026 Notes: +92.1 basis points 2031 Notes: +134.7 basis points 2039 Notes: +157.2 basis points

Re-Offer Yield:	2026 Notes: 0.303% 2031 Notes: 0.916% 2039 Notes: 1.540%

Mid-Swap Yield:	2026 Notes: -0.177% 2031 Notes: 0.186% 2039 Notes: 0.510%

Spread to Mid-Swap Yield:	2026 Notes: +48 basis points 2031 Notes: +73 basis points 2039 Notes: +103 basis points

Optional Redemption:

2026 Notes:

Prior to May 3, 2026: Make-whole redemption at Comparable Government Bond Rate plus 15 bps On or after May 3, 2026: Redemption at par

2031 Notes:

Prior to May 1, 2031: Make-whole redemption at Comparable Government Bond Rate plus 25 bps On or after May 1, 2031: Redemption at par

2039 Notes:

Prior to May 1, 2039: Make-whole redemption at Comparable Government Bond Rate plus 25 bps On or after May 1, 2039: Redemption at par

Settlement Date (T+3):	August 1, 2019*

Common Code / CUSIP/ISIN:

2026 Notes:  Common Code: 203547374

CUSIP Number: 718172 CK3

ISIN Number: XS2035473748

2031 Notes:  Common Code: 203547412

CUSIP Number: 718172 CL1

ISIN Number: XS2035474126

2039 Notes:  Common Code: 203547455

CUSIP Number: 718172 CM9

ISIN Number: XS2035474555

Listing:	Application will be made to list the notes on the New York Stock Exchange

Joint Book-Running Managers:	Banco Santander, S.A. Barclays Bank PLC Credit Suisse Securities (Europe) Limited Deutsche Bank AG, London Branch HSBC Bank plc J.P. Morgan Securities plc Société Générale

Joint Co-Managers:	Banco Bilbao Vizcaya Argentaria S.A. UBS AG, London Branch

Allocations:	2026 Notes	2031 Notes	2039 Notes
Banco Santander, S.A.	67,000,000	100,500,000	100,500,000
Barclays Bank PLC	67,000,000	100,500,000	100,500,000
Credit Suisse Securities (Europe) Limited	67,000,000	100,500,000	100,500,000
Deutsche Bank AG, London Branch	67,000,000	100,500,000	100,500,000
HSBC Bank plc	67,000,000	100,500,000	100,500,000
J.P. Morgan Securities plc	67,000,000	100,500,000	100,500,000
Société Générale	67,000,000	100,500,000	100,500,000
Banco Bilbao Vizcaya Argentaria S.A.	15,500,000	23,250,000	23,250,000
UBS AG, London Branch	15,500,000	23,250,000	23,250,000
Total	€500,000,000	€750,000,000	€750,000,000

*

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

MiFID II professionals/ECPs-only/No PRIIPs KID – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the European Economic Area.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Santander, S.A. toll free at +34-91-289-59-07, Barclays Bank PLC toll free at 1-888-603-5847, Credit Suisse Securities (Europe) Limited toll free at +44-20-888-4021, Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, HSBC Bank plc toll free at 1-866-811-8049, J.P. Morgan Securities plc toll-free at +44-207-134-2468 or Société Générale toll free at +44-207-676-7329.